Exhibit 4.1

AMENDMENT NO. TWO TO LOAN DOCUMENTS

This Amendment No. Two (the “Amendment”) dated as of March 1, 2005, is between Bank of America, N.A. (“Lender”) and Transcend Services, Inc. (“Borrower”).

RECITALS

A. Borrower has executed various documents concerning credit extended by the Lender, including, without limitation, the following documents (the “Loan Documents”):

1. A certain Loan Agreement dated as of March 8, 2004 and amended on January 31, 2005 (together with any previous amendments, the “Loan Agreement”).

B. Lender and Borrower desire to amend the Loan Documents.

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Loan Documents.

2. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a) The following paragraph is hereby added immediately following the paragraph entitled “Affirmative Covenants”:

Unencumbered Liquid Assets. Borrower shall hold Unencumbered Liquid Assets having an aggregate market value of not less than Six Hundred Fifty Thousand Dollars ($650,000.00). However, once the standalone letter of credit for $150,000.00 has expired, the minimum requirement will be lowered to Five Hundred Thousand Dollars ($150,000.00). For the purposes of this Agreement, “Unencumbered Liquid Assets” shall mean the following assets owned by Borrower (excluding assets of any retirement plan) which (i) are not the subject of any lien, pledge, security interest or other arrangement with any creditor to have his claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of Borrower, and (ii) may be converted to cash within five (5) days: (a) Cash or cash equivalents held in the United States; (b) United States Treasury or governmental agency obligations which constitute full faith and credit of the United States of America; (c) Commercial paper rated P-1 or A1 by Moody’s or S&P, respectively; (d) Medium and long-term securities rated investment grade by one of the rating agencies described in (c) above; (e) Eligible Stocks; (f) Mutual funds quoted in The Wall Street Journal which invest primarily in the assets described in (a) - (e) above. For purposes of this Agreement: “Eligible Stocks” shall include any common or preferred stock which (i) is not subject to statutory or contractual restrictions on sales, (ii) is traded on a U.S. national stock exchange or included in the National Market tier of NASDAQ and (iii) has, as of the close of trading on the applicable exchange (excluding after hours trading), a per share price of at least Fifteen Dollars ($15).

3. Representations and Warranties. When Borrower signs this Amendment, Borrower represents and warrants to Lender that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Loan Documents except those events, if any, that have been disclosed in writing to Lender or waived in writing by Lender, (b) the representations and warranties in the Loan Documents are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which Borrower is bound, and (d) this Amendment is within Borrower’s powers, has been duly authorized, and does not conflict with any of Borrower’s organizational papers.

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4. Conditions. This Amendment will be effective when Lender receives the following items, in form and content acceptable to Lender:

(a) Evidence that the execution, delivery, and performance by Borrower of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

(b) Payment by Borrower of a loan fee in the amount of Two Thousand Five Hundred Dollars ($2,500.00).

5. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Loan Documents shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

7. FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERANDINGS OF THE PARTIES.

This Amendment is executed as of the date stated at the beginning of this Amendment.

Borrower:		Lender:

Transcend Services, Inc.		Bank of America, N.A.

By	/s/ Larry G. Gerdes (Seal)	By
Larry G. Gerdes, Chief Executive Officer		Scott Yost, Senior Vice President

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PROMISSORY NOTE

Borrower:	Transcend Services, Inc. 945 East Paces Ferry Rd., Suite 1475 Atlanta, GA 30326	Lender:	Bank of America, N.A. CCS-Commercial Banking FL9-100-03-15 600 Peachtree St. NE Atlanta, GA 30308

Principal Amount:	$2,000,000.00	Date of Note:	March 1, 2005

PROMISE TO PAY. Transcend Services, Inc. (“Borrower”) promises to pay to Bank of America, N.A. (“Lender”), or order, In lawful money of the United States of America, the principal amount of Two Million & 00/100 Dollars ($2,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on April 30, 2005. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning March 31, 2005, with all subsequent interest payments to be due on the last day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an index which is the rate of interest publicly announced from time to time by the Lender as its Prime Rate. The Prime Rate is set by the Lender based on various factors, including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Lender may price loans to its customers at above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Lender’s Prime Rate (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each date of such change in the index. Borrower understands that Lender may make loans based on other rates as well. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate equal to the index. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Bank of America, N.A., FL9-100-03-15, P.O. Box 45247 Jacksonville, FL 32203-0329.

LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged 4.000% of the unpaid portion of the regularly scheduled payment, regardless of any partial payments Lender has received.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the variable interest rate on this Note to 6.000 percentage points over the Index. The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

PROMISSORY NOTE

Loan No: 3892414-307/315	(Continued)	Page 2

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and than Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note If Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s costs of collection, including court costs and fifteen percent (15%) of the principal plus accrued interest as attorneys’ fees, if any sums owing under this Note are collected by or through an attorney at law, whether or not there is a lawsuit, and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of Georgia. This Note has been accepted by Lender in the State of Georgia.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of any County, States of Georgia.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts.

LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note, as well as directions for payment from Borrower’s accounts, may be requested orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (A) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (B) Borrower or any guarantor ceases doing business or is insolvent; (C) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor’s guarantee of this Note or any other loan with Lender; (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender; or (E) Lender in good faith believes itself insecure.

ARBITRATION. (a) This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, ____ or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d) The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator: however. If Claims exceed $5,000,000. upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of B lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitratable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

ADDITIONAL DEFAULTS.

Each of the following shall constitute an additional event of default (“Event of Default”) under this Note:

Event of Default Under Related Documents. A default or additional event of default occurs under the terms of any promissory note, guaranty, pledge agreement, security agreement or other agreement or instrument executed by Borrower or any guarantor, pledgor, accommodation party or other obligor in connection with or relating to this Note.

Judgment. The entry of a judgment against any Borrower or guarantor, pledgor, accommodation party or other obligor which Lender deems to be of a material nature, in Lender’s sole discretion.

ASSIGNMENT. Lender may sell or offer to sell this Note, together with any and all documents guaranteeing, securing or executed in connection

PROMISSORY NOTE
Loan No: 3892414-307/315	(Continued)	Page 3

with this Note, to one or more assignees without notice to or consent of Borrower. Lender is hereby authorized to share any information it has pertaining to the loan evidenced by this Note, including without limitation credit information on the undersigned, any of its principals, or any guarantors of this Note, to any such assignee or prospective assignee.

COUNTERPARTS. This Note may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

PRE BILLING. if the Borrower and Lender elect to use pre-billing calculation, for each payment date [the “Due Date”) the amount of each payment debit will be determined as follows: On the “Billing Date” Lender will prepare and mail to Borrower an invoice of the amounts that will be due on that Due Date (“Billed Amount”). (The “Billing Date” will be a date that is a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by Lender and Borrower.) The calculation of the Billed Amount will be made on the assumption that no new extensions of credit or payments will be made between the Billing Date and the Due Date, and that there will be no changes in the applicable Interest rate. On the Due Date Lender will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (“Accrued Amount”). If the Due Date does not fall on a Business Day, Lender shall debit the Designated Account on the first Business Day following the Due Date. For purposes of this Agreement, “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks are authorized to close or are in fact closed in the state where the Lender’s lending office is located. If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the difference will be treated as follows: If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be Increased by the amount of the underpayment. Borrower will not be in default by reason of any such underpayment. If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the overpayment. Regardless of any such difference, interest will continue to accrue based on the actual amount of principal outstanding without compounding. Lender will not pay interest on any overpayment.

AUTOMATIC PAYMENTS. Borrower hereby authorizes Lender automatically to deduct from Borrower’s account numbered 3279435327 the amount of any loan payment. If the funds in the account ere insufficient to cover any payment, Lender shall not be obligated to advance funds to cover the payment. At any time and for any reason, Borrower or Lender may voluntarily terminate Automatic Payments.

TERMINATION OF AUTOMATIC PAYMENTS. In the event that Borrower terminates the Automatic Payment arrangement with Lender, Borrower agrees that the interest rate under the Note will increase, at the discretion of the Lender, by one-half percentage point (0.50%) per annum over the rate of interest stated in the Note, and the amount of each interest installment will be increased accordingly. The effective rate of interest under the Note shall not in any event exceed the maximum rate permitted by law.

OPTIONAL RENEWAL CLAUSE. This Note will be considered renewed if and only if Lender has sent to Borrower a written notice of renewal (the “Renewal Notice”) effective as of the Expiration Date. If this Note is renewed, it will continue to be subject to all the terms and conditions set forth herein except as modified by the Renewal Notice. If this Note is renewed, the term “Expiration Date” shall mean the date set forth in the Renewal Notice as the Expiration Date, and all outstanding principal plus all accrued interest shall be paid on the Expiration Date. The same process for renewal will apply to any subsequent renewal of this Note. A renewal fee may be charged at Lender’s option. The amount of the renewal fee will be specified in the Renewal Notice.

ADVANCES UNDER THE LINE OF CREDIT. Except as otherwise provided in this Note, advances under the line of credit provided under this Note will be available until the earlier of any event of default under this Note, or April 30, 2006 (the “Expiration Date”), Borrower may borrow, repay and re-borrow under this Note at any time until the Expiration Date. The total principal amount outstanding under this Note at any one time must not exceed the principal amount of this Note, provided that the amount advanced hereunder does not exceed any borrowing base or other limitation on borrowings by Borrower.

FEE FOR LATE FINANCIAL STATEMENTS. If any of the financial Information required by this Agreement is not provided to Lender within the time limits provided in this Agreement, Lender may, at its option, charge a late fee to the defaulting party in an amount set by Lender. The imposition and payment of a late fee shall not constitute a waiver of Lender’s rights with respect to the default.

ADDRESS FOR NOTICES. Any notice required to be given under this Note shall be given in writing, and shall be effective when actually delivered, when actually received by telefacsimile (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed if to Borrower at the address shown near the beginning of this Note and if to Lender at the address set forth below. Any party may change its address for notices under this Note by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party’s address. For notice purposes, Borrower agrees to keep Lender informed at all times of Borrower’s current address. Unless otherwise provided or required by law, If there is more than one Borrower, any notice given by Lender to any Borrower is deemed to be notice given to all Borrowers, Notwithstanding anything to the contrary herein, all notices and communications to the Lender shall be directed to the following address:

Bank of America, N.A,

Jacksonville CCS - Attn: Notice Address

9000 Southside Blvd., Bldg. 100, 3rd Floor

Jacksonville, FL 32256.

WITHIN-LINE FACILITIES.

LETTERS OF CREDIT

(a) This line of credit may be used for financing:

(i) A standby letter of credit with a maximum maturity of April 30, 2006. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless Lender gives written notice to the contrary.

(b) The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed One Hundred Thousand Dollars ($100,000.00).

(c) In calculating the principal amount outstanding under this Note, the calculation shall Include the amount of any letters of credit outstanding, Including amounts drawn on any letters of credit and not yet reimbursed.

(d) The following letters of credit are outstanding from Lender for the account of Borrower:

Letter of Credit Number	Amount
7414990	$100,000.00

As of the date of this Note, these letters of credit shall be deemed to be outstanding under this Note, and shall be subject to all the terms and conditions stated in this Note.

PROMISSORY NOTE
Loan No: 3892414-307/315	(Continued)	Page 4

(e) Borrower agrees:

(i) Any sum drawn under a letter of credit may, at the option of Lender, be added to the principal amount outstanding under this Note. The amount will bear interest and be due as described elsewhere in this Note.

(ii) If there is a default under this Note or any Related Document, to immediately prepay and make Lender whole for any outstanding letters of credit.

(iii) The issuance of any letter of credit and any amendment to a letter of credit is subject to Lender’s written approval and must be in form and content satisfactory to Lender and in favor of a beneficiary acceptable to Lender.

(iv) To sign Lender’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(v) To pay any issuance and/or other fees that Lender notifies Borrower will be charged for issuing and processing letters of credit for Borrower.

(vi) To allow Lender to automatically charge its checking account for applicable fees, discounts, and other charges.

FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s hairs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties waive any right to require Lender to take action against any other party who signs this Note as provided in O.C.G.A. Section 10-7-24 and agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

THIS NOTE IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS NOTE IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER:

TRANSCEND SERVICES, INC.

By:	/s/ Larry G. Gerdes	(Seal)
Larry G. Gerdes, Chief Exec. Officer of Transcend Services Inc.

FR U-1 O.M.B. No. 7100-0115 Approval expires April 30, 2005 Customer #3892414 – 307/315

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

Statement of Purpose for an Extension of Credit Secured By Margin Stock

(Federal Reserve Form U-1)

Bank of America, N. A.

This report is required by law (15 U.S.C. §§ 78g and 78w; 12 CFR 221).

The Federal Reserve may not conduct or sponsor, and an organization (or a person) is not required to respond to, a collection of information unless it displays a currently valid OMB control number.

Public reporting burden for this collection of information is estimated to average 10 minutes per response, including the time to gather and maintain the data in the required form and to review instructions and complete the information collection. Send comments regarding this burden estimated or any other aspect of this collection of information, including suggestions for reducing this burden to Secretary, Board of Governors of the Federal Reserve System, 20th and C Streets, N.W., Washington, D.C. 20551; and to the Office of Management and Budget, Paperwork Reduction Project (7100-0011), Washington, D.C. 2050

Instructions

1. This form must be completed when a bank extends credit in excess of $100,000 secured directly or indirectly, in whole or in part, by any margin stock.

2. The term “margin stock” is defined in Regulation U (12 CFR 221) and includes, principally: (1) stocks that are registered on a national securities exchange (2) debt securities (bonds) that are convertible into margin stocks; (3) any over-the-counter security designated as qualified for trading in the National Market System under a designation plan approved by the Securities and Exchange Commission (NMS security); and (4) shares of most mutual funds, unless 95 per cent of the assets of the fund are continuously invested in U.S. government, agency, state, or municipal obligations.

3. Please print or type (if space is inadequate, attach a separate sheet).

PART I To be completed by borrower(s).

1. What is the amount of the credit being extended? $2,000,000.00 (Amount of Note)

2. Will, any part of this credit be used to purchase or carry margin stock? Yes ☐ No ☒

If the answer is “no”, describe the specific purpose of the credit Working Capital and General Corporate Purposes

I (We) have read this form and certify that to the best of my (our) knowledge and belief the information given is true, accurate, and complete, and that the margin stock and any other securities collateralizing this credit are authentic, genuine, unaltered, and not stolen, forged, or counterfeit.

Signed: Transcend Services, Inc. Company Name

/s/ Larry G. Gerdes	3/2/05
Borrower’s signature	Date

Larry G. Gerdes
Print or Type Name

This form should not be signed if blank

A borrower who falsely certifies the purpose of a credit on this form or otherwise willfully or intentionally evades the provisions of Regulation U will also violate Federal Reserve Regulation X, “Borrowers of Securities Credit”

DISBURSEMENT REQUEST AND AUTHORIZATION

Borrower:	Transcend Services, Inc. 945 East Paces Ferry Rd., Suite 1475 Atlanta, GA 30326	Lender:	Bank of America, N.A. CCS-Commercial Banking FL9-100-03-15 600 Peachtree St. NE Atlanta, GA 30308

LOAN TYPE. This Is a Variable Rate Nondisclosable Revolving Line of Credit Loan to a Corporation for $2,000,000.00 due on April 30, 2006. A margin of 0,000% is added to the Index rate. Lender will tell the Borrower the current index rate upon Borrower’s request.

PRIMARY PURPOSE OF LOAN. The primary purpose of this loan is for:

☐	Personal, Family, or Household Purposes or Personal Investment.

☒	Business (Including Real Estate Investment).

SPECIFIC PURPOSE. The specific purpose of this loan is: Working Capital.

DISBURSEMENT INSTRUCTIONS. Borrower understands that no loan proceeds will be disbursed until all of Lender’s conditions for making the loan have been satisfied, Please disburse the loan proceeds of $2,000,000.00 as follows:

Undisbursed Funds:	$994,183.00
Other Disbursements: $1,00_,817.00 Renewal of and a $_00,000.00 increase to Loan #3892414-31_. Current outstanding balance of $1,00_,817.00	$1,00_,817.00

Note Principal:	$2,000,000.00

CHARGES PAID IN CASH. Borrower has paid or will pay in cash as agreed the following charges:

Prepaid Finance Charges Paid in Cash:	$0.00
Other Charges Paid in Cash: $2,500.00 Loan Fee for increase to Line of Credit	$2,500.00

Total Charges Paid in Cash:	$2,500.00

DEBITING OF ACCOUNT. Borrower authorizes Lender to debit from Borrower’s account number 3279435327, all of the above Charges Paid in Cash and any other closing costs associated with the Loan.

FINANCIAL CONDITION. BY SIGNING THIS AUTHORIZATION, BORROWER REPRESENTS AND WARRANTS TO LENDER THAT THE INFORMATION PROVIDED ABOVE IS TRUE AND CORRECT AND THAT THERE HAS BEEN NO MATERIAL ADVERSE CHANGE IN BORROWER’S FINANCIAL CONDITION AS DISCLOSED IN BORROWER’S MOST RECENT FINANCIAL STATEMENT TO LENDER. THIS AUTHORIZATION IS DATED MARCH 1, 2005.

THIS AGREEMENT IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS AGREEMENT IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER:

TRANSCEND SERVICES, INC.

By:	/s/ Larry G. Gerdes	(Seal)
Larry G. Gerdes, Chief Exec. Officer of Transcend Services, Inc.